UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 3, 2006
World Air Holdings, Inc.
(Exact name of registrant as specified in its charter)

Georgia	000-26582	20-2121036

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

HLH Building, 101 World Drive, Peachtree City, Georgia	30269

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 770-632-8322
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 7, 2006, World Air Holdings, Inc. (the “Registrant”) issued a press release announcing that the Registrant received a notice on April 3, 2006 from the staff of The Nasdaq Stock Market (“Nasdaq”) stating that because the Registrant’s Form 10-K for the year ended December 31, 2005, has not been filed, the Registrant was not in compliance with Nasdaq Marketplace Rule 4310(c)(14). Accordingly, the Registrant’s securities are subject to delisting from the Nasdaq National Market as of the opening of business on April 12, 2006, and, as of the opening of business on April 5, 2006, the character “E” will be appended to the Registrant’s trading symbol. Thus, the trading symbol for the Registrant will be changed temporarily from WLDA to WLDAE until such time as the Registrant demonstrates its compliance with all applicable Marketplace Rules.
The Registrant will request an appeal hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determinations, which will stay the delisting until the appeal has been heard and the Panel has rendered its decision. However, there can be no assurance that the Panel will grant the Registrant’s request for continued listing on The Nasdaq National Market.
The delay in filing of the Registrant’s 2005 Form 10-K is primarily a result of the previous delays in filing the Registrant’s amended and restated quarterly report on Form 10-Q/A for the quarter ended June 30, 2005 and its quarterly report on Form 10-Q for the quarter ended September 30, 2005, both of which were filed on February 21, 2006. In addition, the Registrant has required additional time to complete its assessment process under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, regarding the effectiveness of the Registrant’s internal controls over financial reporting, which must be completed prior to filing the 2005 Form 10-K. The Registrant has made considerable progress in completing the work necessary to file the 2005 Form 10-K.
A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD AIR HOLDINGS, INC.

By:	/s/ Mark M. McMillin

Name: Mark M. McMillin
Title: General Counsel & Corporate Secretary
Dated: April 7, 2006

Exhibit Index
Exhibit No. 99.1. Press Release of World Air Holdings, Inc. issued on April 7, 2006.